                                                            FOR IMMEDIATE RELEASE

                                                            January 22, 2008

NORFOLK SOUTHERN REPORTS FOURTH-QUARTER AND 2007 RESULTS

NS set the following fourth-quarter records:

  Railway operating revenues reached $2.5 billion.
  Income from railway operations rose 12 percent to $686 million.
  Net income increased 4 percent to $399 million.
  Diluted earnings per share climbed 7 percent to $1.02.

NS set the following records for the year:

  Railway operating revenues increased $25 million to $9.4 billion.
  Income from railway operations rose $28 million to $2.6 billion.
  Diluted earnings per share increased 3 percent to $3.68.

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today reported record fourth-quarter 2007 net income of $399 million, an increase of 4 percent, compared with $385 million for fourth-quarter 2006. Diluted earnings per share were $1.02, up 7 percent, compared with the $0.95 per diluted share earned in the fourth quarter of 2006. Net income for 2007 was $1.5 billion, down 1 percent, compared with record net income for 2006. Diluted earnings per share increased 3 percent, or 11 cents, to $3.68.

"I am pleased to report that Norfolk Southern delivered a strong financial performance in the fourth quarter in the face of economic headwinds and higher fuel costs," said CEO Wick Moorman. "While the economic picture remains uncertain, we are optimistic about our prospects for 2008 and beyond. We continue to invest in infrastructure development such as the Heartland Corridor to add capacity to our network for future growth, and we are confident in the value of rail as the best transportation choice for our customers."

Fourth-quarter railway operating revenues were a record $2.5 billion, up 6 percent, compared with the same period a year earlier. Flat merchandise shipments, together with fewer coal and intermodal shipments, contributed to a three percent decline in traffic volume. For 2007, railway operating revenues improved by $25 million to $9.4 billion, slightly higher than 2006, and volumes declined 4 percent.

General merchandise revenues were $1.4 billion, a fourth-quarter record, and an increase of 10 percent compared with the same period last year. These revenues included a contract volume settlement that had a favorable impact of $26 million in the fourth quarter. General merchandise volumes were about even, compared with the fourth quarter of last year. For 2007, general merchandise revenues reached a record $5.2 billion, a 2 percent increase over 2006, despite a 4 percent decline in volume.

Coal revenues improved 2 percent to $601 million, a fourth-quarter record, but declined 1 percent to $2.3 billion for the year, compared with the same periods of 2006. Traffic volume was down 5 percent in the quarter and declined 3 percent for the year compared with 2006 volumes.

Intermodal revenues were $496 million, up 1 percent, compared with fourth-quarter 2006. For 2007, intermodal revenues were $1.9 billion, down 3 percent, compared to last year. Traffic volume declined 4 percent in the quarter and for 2007 compared with the same periods of 2006.

Railway operating expenses were $1.8 billion for the quarter, 4 percent higher compared with fourth-quarter 2006, largely due to increased fuel costs. For 2007, railway operating expenses of $6.8 billion were about even with 2006.

Income from railway operations set records for both the fourth quarter and the year, climbing 12 percent to $686 million in the quarter and increasing 1 percent to $2.6 billion for the year, compared with 2006.

The fourth-quarter operating ratio improved by 1.5 percentage points to 72.0 percent, compared with the same quarter of 2006. For the year, the operating ratio was 72.6, down slightly from the year before.

Financial statements for the fourth quarter and for 2007 are attached to this news release, and the Quarterly Financial Review for the fourth quarter is posted on the NS Web site at www.nscorp.com under the Investors tab.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2714 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)